EXHIBIT 99.1

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS FOURTH QUARTER
AND FULL YEAR 2013 RESULTS

NEWPORT BEACH, CA-March 12, 2014-Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outsourced radiology and radiation therapy services, announced results for the fourth quarter and full year ended December 31, 2013 and provided guidance for full year 2014.

Fourth Quarter and Full Year 2013 Highlights

•	Fourth quarter 2013 Adjusted EBITDA increased by 1% over fourth quarter in the prior year (1)

•	Continued to generate strong cash flow, with $43.3 million reduction in net debt for the year ended December 31, 2013. (2)

•
In the fourth quarter of 2013 Alliance generated adjusted net income per share of $0.26, after excluding loss on extinguishment of debt, impairment charges, restructuring and transaction costs, legal matter expenses and differences in the GAAP income tax rate compared to our historical income tax rate, which in aggregate impacted earnings per share by ($0.64). Earnings per share in accordance with GAAP was ($0.38) per share.

•
Completed a refinancing of our senior secured credit facility in June 2013, including a new term loan, and in December 2013, retired our 8% senior notes, which will save the Company approximately $17 million in cash interest on an annualized basis.

(1)	Excludes impact of rent expense related to the equipment sale/leaseback entered into in November 2012 of $0.7 million dollars.

(2)	After $19.6 million adjustment for fees paid in connection with Alliance’s debt refinancing during 2013.

Fourth Quarter and Full Year 2013 Financial Results

“We are pleased to close 2013 with another solid quarter of operating results and positive momentum as we continue to execute against our long-term strategic growth plan,” stated Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services. “The hard work and dedication of the entire Alliance team was the cornerstone of our success in 2013, as the effective implementation of our cost savings improvements and enhanced efficiency translated into year-over-year Adjusted EBITDA growth. This cost discipline has become a key component of our performance-based culture and we will continue to drive and expand these efforts. In addition, our strong cash generation allowed us to amend our term loan, leaving us well-positioned to execute our long-term strategy to achieve sustainable growth and profitability.”

Tomlinson continued, “We are excited to shift into the transformation element of our strategy, building towards our goal of being the indispensable partner of choice to our hospital customers, and delivering value across our radiology and radiation therapy service lines. We are entering into agreements in a more consultative role, helping healthcare providers identify and execute on strategies to improve their operating models and efficiencies, gain market share, and improve results in their acute care setting. We believe this broader and deeper value-added

EXHIBIT 99.1

approach will help us differentiate our business model and drive continued success in both radiology and radiation therapy services. Our significant existing hospital relationships, coupled with investments in new sales and business development resources, have enabled us to begin building a robust pipeline of growth opportunities, which we believe will generate sustainable long-term growth.”

Revenue for the fourth quarter of 2013 was $110.7 million compared to $114.8 million in the fourth quarter of 2012. The relatively small decrease in revenue was largely driven by the strategic pruning of our customer base, in addition to the sale of our Professional Radiology Services business line in December 2013. For full year 2013, revenue decreased 5.0% to $448.8 million from $472.3 million in 2012. The change in revenue for 2013 was primarily attributable to previously announced changes to our portfolio to eliminate unprofitable customers.

Alliance’s Adjusted EBITDA (as defined below), excluding the sale/leaseback transaction completed in November 2012, increased 0.6% to $35.8 million in the fourth quarter of 2013 from $35.6 million in the fourth quarter of 2012. The sale/leaseback transaction reduced fourth quarter 2013 Adjusted EBITDA by $0.7 million. Alliance’s Adjusted EBITDA (as defined below), decreased 1.2% to $35.1 million for the fourth quarter of 2013 from $35.6 million in the fourth quarter of 2012.

For full year 2013, Adjusted EBITDA (as defined below), excluding the effect of the sale/leaseback transaction completed in November 2012 and the 2012 legal settlement, increased 1.2% to $154.1million from $152.2 million in 2012. The sale/leaseback transaction reduced full year 2013 Adjusted EBITDA by $6.7 million and the legal settlement increased full year 2012 Adjusted EBITDA by $2.2 million. Full year 2013 Adjusted EBITDA (as defined below), totaled $147.4 million, a decrease of 4.5% compared to $154.4 million for full year 2012.

Alliance’s net loss, computed in accordance with generally accepted accounting principles (“GAAP”), totaled ($4.0) million in the fourth quarter of 2013 and ($5.1) million in the fourth quarter of 2012. Full year 2013 net loss totaled ($21.5) million compared to net loss of ($11.9) million for full year 2012.

Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 36.6% for full year 2013 and 36.0% for full year 2012.

Net loss on a diluted basis, computed in accordance with GAAP, decreased to ($0.38) per share in the fourth quarter of 2013 compared to ($0.48) per share for same quarter of 2012. In the fourth quarter of 2013, net loss per share on a diluted basis was impacted by ($0.64) in the aggregate due to charges for the early extinguishment of debt, impairment charges, restructuring charges, transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate. For the fourth quarter of 2012, net loss per diluted share was impacted by ($0.26) in the aggregate due to restructuring charges, legal matter expenses, transaction costs, and differences in the GAAP income tax rate from our historical income tax rate.

Net loss on a diluted basis, computed in accordance with GAAP, increased to ($2.02) per share for full year 2013 compared to ($1.12) per share for full year 2012. For full year 2013, net loss per share on a diluted basis was impacted by ($2.88) in the aggregate due to charges for the early extinguishment of debt, impairment, restructuring charges, legal matter expenses, transaction costs, and differences in the GAAP income tax rate from our historical income tax rate. For full year 2012, net loss per share on a diluted basis was impacted by ($0.51) in the aggregate due to restructuring charges, legal matter expenses, transaction costs, and differences in the GAAP income tax rate from our historical income tax rate.

EXHIBIT 99.1

Cash flows provided by operating activities totaled $21.4 million in the fourth quarter of 2013 compared to $23.0 million in the fourth quarter of 2012. In the fourth quarter of 2013, capital expenditures were $8.0 million compared to $21.0 million in the fourth quarter of 2012. Alliance will continue to allocate resources through targeted investments designed to support and move forward the long-term goals of the business.

Alliance's net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $23.7 million to $495.0 million at December 31, 2013 from $518.7 million at December 31, 2012. Cash and cash equivalents were $34.7 million at December 31, 2013 and $40.0 million at December 31, 2012. As a result of the Company’s successful term loan refinancing in June 2013 and the term loan amendment and redemption of its outstanding senior notes completed in December 2013, the Company’s net debt was increased by $16.5 million related to fees and expenses incurred and $3.1 million due to the change in the unamortized discount on the old and new term loans and senior notes. The Company's net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.36x for the twelve month period ended December 31, 2013 compared to 3.36x for the twelve month period ended a year ago. The Company's total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.59x for the twelve month period ended December 31, 2013 compared to 3.62x for the twelve month period ended a year ago.

Full Year 2014 Guidance

For full year 2014, the Company expects revenue to range from $437 million to $462 million and Adjusted EBITDA to range from $140 million to $160 million. The full year 2014 revenue guidance range is reduced by approximately $15 million largely due to the sale of our Professional Radiology Services business in December 2013 and, to a much lesser extent, the pruning of unprofitable Imaging Division customers.

For full year 2014, the Company expects radiology services revenue to range from $347 million to $366 million and radiation oncology revenue to range from $90 million to $96 million.

Alliance expects 2014 capital expenditures to total approximately $52 million to $62 million, of which approximately $30 million is related to Imaging and Oncology Division maintenance capital expenditures. Capital expenditures for growth projects are expected to total $22 million to $32 million.

Cash income tax payments are expected to total between $14 million to $17 million in 2014. In 2013, Alliance paid $2.5 million in cash income tax payments.

Additionally, in 2014, the Company expects a decrease in long-term debt, net of the change in cash and cash equivalents, of $27 million to $37 million.

Tomlinson commented, “As we move into 2014, we believe that we have both near- and long-term opportunities to create value for our stakeholders. As we continue to transition our business, we are focused on maintaining our solid operational performance while prioritizing targeted investments to drive growth. Our focus is threefold. In our core radiology/imaging business, within the Alliance Radiology Division, we will increase our competitive intensity and are making additional investments in sales talent. We will also transform our radiology/imaging business through our Enhanced Value Proposition (EVP) offering-now branded as the Alliance RAD360 Program. The necessary investment to support this initiative is reflected in our 2014 outlook as we have allocated additional resources to building our consultative, sales, marketing, and strategic business development capabilities with our hospital customers. Lastly, we will re-accelerate growth in Alliance Oncology where we see significant opportunity in the years ahead and are pursuing this opportunity through an expanded business development team. I am confident these investments will enable us to unlock the significant growth potential of Alliance, ensure we remain focused on generating strong free cash flow, and create long-term growth for our shareholders.”

EXHIBIT 99.1

Investors and all others are invited to listen to a conference call discussing fourth quarter 2013 results. The conference call is scheduled for Thursday, March 13, 2014 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550 or (973) 582-2737. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until May 15, 2014. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 64768905.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss)
attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions; legal matter expenses; costs related to debt financing; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of outsourced radiology and radiation therapy services based upon annual revenue and number of systems deployed.  Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 46 states. Alliance operates 491 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 125 locations across the country. Alliance also operates 28 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s cost savings plan and long-term growth, including its efforts to stabilize and grow the Imaging Division, expand the Radiation Oncology Division and expand hospital and healthcare group partnerships; the Company’s expectations with respect to customer retention and new sales and their impact on 2014 results, the Company’s Full Year 2014 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, cost savings due to refinancing of the Company’s credit facility and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

EXHIBIT 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Revenues	$114,828	$110,656	$472,258	$448,831
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	62,664	58,963	253,225	239,397
Selling, general and administrative expenses	20,780	21,644	76,022	80,215
Transaction costs	482	378	994	465
Severance and related costs	716	352	2,226	1,658
Impairment charge	—	3,635	—	13,031
Loss on extinguishment of debt	—	3,817	—	26,018
Depreciation expense	16,627	16,516	79,333	66,319
Amortization expense	3,866	2,117	15,861	10,973
Interest expense and other, net	13,032	7,689	54,101	39,170
Other (income) and expense, net	1,725	90	3,036	(1,945)
Total costs and expenses	119,892	115,201	484,798	475,301
Loss before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(5,064)	(4,545)	(12,540)	(26,470)
Income tax benefit	(2,050)	(2,673)	(6,710)	(12,398)
Earnings from unconsolidated investees	(1,256)	(1,141)	(4,667)	(5,630)
Net loss	(1,758)	(731)	(1,163)	(8,442)
Less: Net income attributable to noncontrolling interest	(3,314)	(3,300)	(10,775)	(13,041)
Net loss attributable to Alliance HealthCare Services, Inc.	$(5,072)	$(4,031)	$(11,938)	$(21,483)
Comprehensive loss, net of taxes:
Net loss attributable to Alliance HealthCare Services, Inc.	$(5,072)	$(4,031)	$(11,938)	$(21,483)
Unrealized (loss) gain on hedging transactions, net of taxes	(86)	209	(234)	634
Comprehensive loss, net of taxes:	$(5,158)	$(3,822)	$(12,172)	$(20,849)
Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.48)	$(0.38)	$(1.12)	$(2.02)
Diluted	$(0.48)	$(0.38)	$(1.12)	$(2.02)
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,589	10,665	10,624	10,634
Diluted	10,589	10,665	10,624	10,634

EXHIBIT 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except per share and share amounts)

	December 31,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$39,977	$34,702
Accounts receivable, net of allowance for doubtful accounts	62,320	63,713
Deferred income taxes	17,364	21,849
Prepaid expenses	5,078	7,553
Other receivables	3,898	2,796
Total current assets	128,637	130,613
Equipment, at cost	827,162	824,103
Less accumulated depreciation	(618,601)	(654,350)
Equipment, net	208,561	169,753
Goodwill	56,493	56,975
Other intangible assets, net	126,931	101,801
Deferred financing costs, net	16,497	9,873
Other assets	23,022	20,832
Total assets	$560,141	$489,847
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,993	$11,990
Accrued compensation and related expenses	22,481	21,166
Accrued interest payable	5,081	1,645
Other accrued liabilities	26,835	22,002
Current portion of long-term debt	13,145	15,066
Total current liabilities	83,535	71,869
Long-term debt, net of current portion	357,056	514,608
Senior notes	188,434	—
Other liabilities	4,314	4,714
Deferred income taxes	43,095	35,273
Total liabilities	676,434	626,464

Stockholders’ deficit:
Common stock	524	524
Treasury stock	(2,877)	(2,998)
Additional paid-in capital	21,507	23,521
Accumulated comprehensive loss	(716)	(82)
Accumulated deficit	(183,226)	(204,709)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(164,788)	(183,744)
Noncontrolling interest	48,495	47,127
Total stockholders’ deficit	(116,293)	(136,617)
Total liabilities and stockholders’ deficit	$560,141	$489,847

EXHIBIT 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended December 31,
	2012	2013
Operating activities:
Net loss	$(1,163)	$(8,442)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	2,871	3,415
Share-based payment	730	1,487
Depreciation and amortization	95,194	77,292
Amortization of deferred financing costs	4,006	3,052
Accretion of discount on long-term debt	1,690	1,013
Adjustment of derivatives to fair value	46	(21)
Distributions more than undistributed earnings from investees	41	337
Deferred income taxes	(7,030)	(12,486)
Loss (gain) on sale of assets	2,087	(1,391)
Loss on extinguishment of debt	—	26,018
Impairment charges	—	13,031
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	5,510	(4,808)
Prepaid expenses	1,384	(2,475)
Other receivables	403	1,672
Other assets	896	2,990
Accounts payable	(3,729)	(4,281)
Accrued compensation and related expenses	4,277	(1,315)
Accrued interest payable	(1,501)	(3,436)
Income taxes payable	(252)	—
Other accrued liabilities	(2,317)	(5,130)
Net cash provided by operating activities	103,143	86,522
Investing activities:
Equipment purchases	(37,564)	(27,048)
Increase in deposits on equipment	(2,968)	(193)
Decrease (increase) in cash from escrow	2,496	(475)
Proceeds from sale of assets	37,450	3,156
Net cash used in investing activities	(586)	(24,560)

EXHIBIT 99.1

Financing activities:
Principal payments on equipment debt	(13,566)	(14,233)
Proceeds from equipment debt	6,526	4,846
Principal payments on term loan facility	(83,515)	(342,710)
Proceeds from new term loan facility	—	487,200
Proceeds from revolving loan facility	—	19,000
Principal payments on senior notes	—	(190,000)
Payments of debt issuance costs	(3,235)	(16,522)
Purchase of derivative instruments	—	(815)
Payments of contingent consideration	(1,797)	—
Noncontrolling interest in subsidiaries	(11,035)	(14,409)
Proceeds from shared-based payment arrangements	—	527
Purchase of treasury stock	(148)	(121)
Net cash used in financing activities	(106,770)	(67,237)
Net decrease in cash and cash equivalents	(4,213)	(5,275)
Cash and cash equivalents, beginning of period	44,190	39,977
Cash and cash equivalents, end of period	$39,977	$34,702

Supplemental disclosure of cash flow information:
Interest paid	$50,355	$35,495
Income taxes paid, net of refunds	$760	$2,463

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$5,434	$5
Capital lease obligations related to the purchase of equipment	$4,017	$—
Comprehensive (loss) gain from hedging transactions, net of taxes	$(234)	$634
Equipment purchases in accounts payable	$282	$560
Contingent consideration for acquisitions	$(308)	$—
Noncontrolling interest disposed in connection with acquisitions	$(1,254)	$—

EXHIBIT 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
ADJUSTED EBITDA
(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance.

The calculation of Adjusted EBITDA is shown below:

	Quarter Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Net loss attributable to Alliance HealthCare Services, Inc.	$(5,072)	$(4,031)	$(11,938)	$(21,483)
Income tax benefit	(2,050)	(2,673)	(6,710)	(12,398)
Interest expense and other, net	13,032	7,689	54,101	39,170
Amortization expense	3,866	2,117	15,861	10,973
Depreciation expense	16,627	16,516	79,333	66,319
Share-based payment (included in selling, general and administrative expenses)	531	450	724	1,487
Noncontrolling interest in subsidiaries	3,314	3,300	10,775	13,041
Restructuring charges	2,700	2,010	6,715	7,182
Transaction costs	173	378	494	465
Impairment charges	—	3,635	—	13,031
Loss on extinguishment of debt	—	3,817	—	26,018
Other non-recurring charges (included in selling, general and administrative expenses)	248	1,604	248	3,067
Other non-cash charges (included in other (income) and expenses, net)	2,192	307	4,793	549
Adjusted EBITDA	$35,561	$35,119	$154,396	$147,421

The leverage ratio calculations for the 12 months ended December 31, 2013 are shown below:

Consolidated
Total debt	$529,674
Less: Cash and cash equivalents	(34,702)
Net debt	494,972

Last 12 months Adjusted EBITDA	147,421

Total leverage ratio	3.59x
Net leverage ratio	3.36x

The reconciliation of loss per diluted share - GAAP to adjusted (loss) earnings per diluted share non-GAAP is shown below:

	Quarter Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Loss per diluted share- GAAP	$(0.48)	$(0.38)	$(1.12)	$(2.02)
Restructuring charges, net of taxes	0.15	0.11	0.36	0.39
Transaction costs, net of taxes	0.01	0.02	0.03	0.02
Impairment charges, net of taxes	—	0.19	—	0.7
Loss on extinguishment of debt, net of taxes	—	0.21	—	1.41
Legal matter expenses, net of taxes	0.01	0.09	0.01	0.17
GAAP income tax rate compared to our historical income tax rate	0.09	0.02	0.11	0.19
Adjusted (loss) earnings per diluted share- non-GAAP	$(0.22)	$0.26	$(0.61)	$0.86

EXHIBIT 99.1

The reconciliation from net income to Adjusted EBITDA for the 2014 guidance range is shown below (in millions):

	2014 Full Year
	Guidance Range
Net income	$20	$28
Income tax expense	15	17
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries;
share-based payment and other expenses	105	115
Adjusted EBITDA	$140	$160

EXHIBIT 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Quarter Ended December 31,
	2012	2013

MRI
Average number of total systems	261.9	257.0
Average number of scan-based systems	220.1	214.5
Scans per system per day (scan-based systems)	8.32	8.46
Total number of scan-based MRI scans	119,934	120,450
Price per scan	$359.51	$348.51

Scan-based MRI revenue (in millions)	$43.1	$42.0
Non-scan based MRI revenue (in millions)	4.6	4.8
Total MRI revenue (in millions)	$47.7	$46.8

PET/CT
Average number of systems	113.2	113.1
Scans per system per day	5.59	5.45
Total number of PET/CT scans	36,802	35,245
Price per scan	$970	$945

Total PET and PET/CT revenue (in millions)	$36.6	$34.5

Radiation oncology
Linear accelerator treatments	17,318	15,685
Sterotactic radiosurgery patients	667	695

Total radiation oncology revenue (in millions)	$20.8	$19.9

Revenue breakdown (in millions)
Total MRI revenue	$47.7	$46.8
PET/CT revenue	36.6	34.5
Radiation oncology revenue	20.8	19.9
Other modalities and other revenue	9.7	9.5
Total revenues	$114.8	$110.7

Total fixed-site revenue (in millions)	2012	2013
Fourth quarter ended December 31	$30.0	$29.0

EXHIBIT 99.1

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
IMAGING DIVISION SAME STORE VOLUME

The Company utilizes the imaging division same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure growth at its hospital customers in a specified period on a year-over-year basis. The imaging division same store volume growth is calculated by comparing the cumulative scan volume at all hospital locations and other healthcare services providers in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan volume totals is those that received service from Alliance for the full quarter in each of the comparison years. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging modalities, MRI and PET/CT separately.

The imaging division same store volume growth/(decline) for the last four calendar quarters ended December 31, 2013 is as follows:

2013	Same Store Volume
	MRI	PET/CT
First Quarter	-5.2%	-1.9%
Second Quarter	—%	0.8%
Third Quarter	1.2%	1.6%
Fourth Quarter	2.1%	-0.6%